Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS
REJECTING THEIR ELECTION FORM

Date:	[●], 2009
To:	[Name]
From:	Sigma Designs, Inc. (“Sigma”)
Re:	Notice of Rejection of Election Form

Unfortunately, your Election Form regarding Sigma’s Offer to Exchange dated August 24, 2009 (the “Offer”) was not accepted for the following reason(s): [reasons]. If you wish to participate in the Offer, please complete and execute the attached Election Form and deliver it to Sigma so that it is received before 9 p.m., Pacific Time, on September 22, 2009 (or such later date as may apply if the Offer is extended), by one of the following means:

Via Electronic Delivery:
Scan the completed and signed Election Form and email it to OptionExchange@sdesigns.com..

Via Regular Mail, Overnight Courier or Hand Delivery:
Sigma Designs, Inc., Attn: Sigma Designs, Inc., 1778 McCarthy Blvd., Milpitas, CA 95305, Attn: Catherine Van Rhee and Terry Nguyen

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the deadline for the Offer, all eligible options currently held by you will remain outstanding according to their existing terms.

If you have any questions or if you would like additional copies of the Election Form or other documents related to the Offer, please telephone Catherine Van Rhee and Terry Nguyen at (408) 957-984 or send an email to OptionExchange@sdesigns.com.